UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A12B/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934
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Claire’s Stores, Inc.
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(Exact name of registrant as specified in its charter)

Florida	001-08899	59-0940416

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3 S.W. 129th Avenue, Pembroke Pines, Florida	33027

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	954-433-3900
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates:                     (if applicable)
Securities to be registered pursuant to Section 12(b) of the Act: N/A
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
Reference is hereby made to the Registration Statement on Form 8-A filed by Claire’s Stores, Inc. (the “Company”) with the Securities and Exchange Commission on June 23, 2003, relating to the Rights Agreement between the Company and American Stock Transfer and Trust Company, as successor to Wachovia Bank, N.A., as Rights Agent (the “Rights Agent”), dated as of May 30, 2003 (the “Rights Agreement”). Such Registration Statement on Form 8-A is hereby incorporated by reference herein.
The Company announced on March 20, 2007 that it had entered into an Agreement and Plan of Merger, dated as of March 20, 2007 (the “Merger Agreement”), among Bauble Holdings Corp., a Delaware corporation (“Parent”), Bauble Acquisition Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. Concurrently with execution of the Merger Agreement, Parent and Merger Sub also entered into a shareholders agreement (the “Shareholders Agreement”) with certain shareholders of the Company, pursuant to which such shareholders agreed to vote their shares in respect of approval of the Merger Agreement. A description of the Merger Agreement and the Shareholders Agreement is available in the Company’s filing on Form 8-K, filed with the Securities and Exchange Commissions on March 22, 2007.
In connection with the Company’s execution of the Merger Agreement, the Company and the Rights Agent entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement, effective March 20, 2007. The Rights Agreement Amendment provides that neither the execution of the Merger Agreement (or the Shareholders Agreement) nor the consummation of the Merger or other transactions contemplated by the Merger Agreement (or the Shareholders Agreement) will trigger the separation or exercise of the shareholder rights or any adverse event under the Rights Agreement. In particular, neither Parent, Merger Sub nor any of their affiliates or associates shall be deemed to be an “Acquiring Person” and neither a “Shares Acquisition Date” nor a “Distribution Date” shall be deemed to have occurred, in each case solely by virtue of the approval, execution, delivery, adoption or performance of the Merger Agreement or the consummation of the Merger or any other transactions contemplated by the Merger Agreement (or the Shareholders Agreement).
Item 2. Exhibits
No. Description
4.1	Rights Agreement, dated as of May 30, 2003, between Claire’s Stores, Inc. and Wachovia Bank, N.A., as Rights Agent, (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on form 8-A filed on June 23, 2003)
4.2	First Amendment to the Rights Agreement, dated as of March 20, 2007, between Claire’s Stores, Inc. and American Stock Transfer & Trust Company

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Claire’s Stores, Inc.
March 22, 2007	By:	/s/ Ira D. Kaplan
		Name:	Ira D. Kaplan
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
4.1	Rights Agreement, dated as of May 30, 2003, between Claire’s Stores, Inc. and Wachovia Bank, N.A., as Rights Agent, (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on form 8-A filed on June 23, 2003)
4.2	First Amendment to the Rights Agreement, dated as of March 20, 2007, between Claire’s Stores, Inc. and American Stock Transfer & Trust Company.